Exhibit 99.1

Interactive Intelligence Reports Third Quarter 2005 Results

Product Revenues Up 18 Percent

INDIANAPOLIS, Oct. 25, 2005 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today reported total revenues of $15.2 million for the quarter ended Sept. 30, 2005, an increase of 13 percent from total revenues of $13.4 million in the same period last year. Net income for the 2005 third quarter was $28,000, or $0.00 per share, compared to $102,000, or $0.01 per share in the third quarter of 2004. Product revenues increased 18 percent to $7.8 million in the 2005 third quarter and services revenues increased 9 percent to $7.4 million.

“Orders in the quarter were up sharply from the same period last year,” said Interactive Intelligence president and chief executive officer, Dr. Donald E. Brown. “This activity drove an increase in new revenues that enabled us to record our seventh consecutive quarter of profitability. We have good momentum across all product lines, received positive outlooks from our major resellers at our recent partner conference, have some very innovative product releases nearing completion, and continue to see an increasing number of wins over our major competitors. Overall, we are pleased with results in the quarter and the progress we are making in both the contact center and enterprise IP telephony markets.”

For the first nine months of 2005, total revenue was $45.4 million, an 11 percent increase from $40.8 million of total revenue in the same period of 2004. Net income for the first nine months of 2005 was $343,000, or $0.02 per share, compared to $526,000, or $0.03 per share in the first nine months of 2004. Product revenues increased 16 percent to $24.3 million in the 2005 nine month period and services revenues increased 7 percent to $21.1 million.

Customers signing contracts in the third quarter included American Health Network, Angie’s List, Bass Pro Shops, Case Western Reserve University, Dialogue Marketing, ITT Educational Services, OSI Software, Research In Motion, Robert Half International, and State of Tennessee.

The company received two significant market recognitions during the third quarter:

•                  Interactive Intelligence contact center automation software was named the “Best Integrated Multimedia, IP Contact Center” offering in a hands-on, side-by-side comparison of contact center solutions completed by independent network consultancy and test lab Miercom, which included products from Avaya, Genesys, Mitel, Nortel, and Siemens.

•                  Global research and consulting firm, Frost & Sullivan, named Interactive Intelligence its 2005 “Excellence in Technology of the Year” recipient in the field of customer contact center management software.

Interactive Intelligence will host an earnings conference call today at 4:30 p.m. Eastern time (EDT), featuring Dr. Brown and the company’s chief financial officer, Stephen R. Head. There will

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be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1-888-882-0115 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence third quarter earnings call.”

The teleconference will also be broadcast live on the company’s investor relations’ page at http://www.ININ.com/investors. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press “4” for investor relations, or e-mail investorrelations@inin.com.

About Interactive Intelligence

Interactive Intelligence Inc. (Nasdaq: ININ) offers business communications innovation, experience and value with software solutions for IP contact centers, enterprise IP telephony, self-service automation, and unified communications and messaging. The company was founded in 1994 and has more than 1,500 customers worldwide. Recent awards include Software Magazine’s 2005 Top 500 Global Software and Services Companies, Miercom’s 2005 Best Integrated Multimedia IP Contact Center product award, and Frost & Sullivan’s 2005 Excellence in Technology of the Year Award. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis. The company has 12 offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry; volatility in the market price of the company’s common stock; the company’s ability to maintain profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8412

steve.head@inin.com

Christine Holley

Director, Market Communications

Interactive Intelligence Inc.

+1 317.715.8220

christine.holley@inin.com

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Interactive Intelligence, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,692	$14,603
Accounts receivable, net	14,847	10,251
Prepaid expenses	2,367	2,119
Other current assets	555	836
Total current assets	31,461	27,809
Property and equipment, net	3,968	4,071
Other assets, net	592	618
Total assets	$36,021	$32,498

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$3,000	$3,000
Accounts payable and accrued liabilities	5,244	5,894
Accrued compensation and related expenses	1,657	1,200
Deferred product revenues	4,375	4,484
Deferred services revenues	15,805	12,884
Total current liabilities	30,081	27,462
Shareholders’ equity:
Preferred stock	—	—
Common stock	161	159
Additional paid-in-capital	65,738	65,179
Accumulated deficit	(59,959)	(60,302)
Total shareholders’ equity	5,940	5,036
Total liabilities and shareholders’ equity	$36,021	$32,498

Interactive Intelligence, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Product	$7,783	$6,591	$24,265	$20,947
Services	7,405	6,823	21,138	19,814
Total revenues	15,188	13,414	45,403	40,761
Cost of revenues:
Product	963	452	2,837	1,451
Services	2,743	2,564	8,153	8,088
Total cost of revenues	3,706	3,016	10,990	9,539
Gross profit	11,482	10,398	34,413	31,222
Operating expenses:
Sales and marketing	6,188	5,228	18,188	15,292
Research and development	3,061	3,208	9,468	9,744
General and administrative	2,153	1,860	6,209	5,666
Total operating expenses	11,402	10,296	33,865	30,702
Operating income	80	102	548	520
Other income (expense):
Interest income, net	69	28	182	60
Other income (expense)	(74)	10	(256)	82
Total other income (expense)	(5)	38	(74)	142
Income before income taxes	75	140	474	662
Income taxes	47	38	131	136
Net income	$28	$102	$343	$526

Net income per share:
Basic	$0.00	$0.01	$0.02	$0.03
Diluted	$0.00	$0.01	$0.02	$0.03

Shares used to compute net income per share:
Basic	16,054	15,872	16,009	15,841
Diluted	16,928	16,476	16,730	16,637